EXHIBIT 15

Bank of America, N.A. as Trustee

  for the Hugoton Royalty Trust:

Re: Registration Statement No. 333-81849 on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 19, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas
July 20, 2007